EXHIBIT 10.3

DEED OF IRREVOCABLE UNDERTAKING

[DIRECTOR]

To:	Dealertrack Technologies, Inc. (the “Offeror”)
1111 Marcus Avenue,
Suite M04,
Lake Success, NY 11042

17 December 2014

Dear Sirs,

1.	Acquisition of INCADEA PLC

I understand that the Offeror intends to acquire all of the issued and to be issued share capital of incadea Plc (the “Offeree”) not already owned by it: (i) at a cash price per incadea Share (as defined below) of 190 pence; and (ii) substantially on the terms and conditions set out in the draft press announcement attached in Appendix 1. I understand such acquisition may be (at the Offeror’s election) implemented by way of a takeover offer (referred to in this undertaking as the “Offer”) or by way of a scheme of arrangement pursuant to Article 125 of the Companies (Jersey) Law 1991 (as amended) (referred to in this undertaking as the “Scheme”).

2.	interpretation

In this undertaking, references to the “Offer” means any offer (including any new, revised or renewed offer) to be made by or on behalf of the Offeror to acquire all of the issued and to be issued share capital of the Offeree other than, if relevant, that already owned by the Offeror, and its associates (as defined in the City Code on Takeovers and Mergers (the “City Code”)) and references to “Scheme” means any scheme of arrangement of the Offeree under Article 125 of the Companies (Jersey) Law 1991 (as amended) (including any new, increased, renewed or revised scheme of arrangement), in each case provided that: (i) the consideration to be delivered to the holders of IRENE Shares is 190 pence or more and; (ii) the incadea Directors, acting reasonably (in the reasonable opinion of Cenkos Securities plc), consider the terms to be at least as favourable to shareholders of the Offeree as the original Offer.. A reference in this undertaking to the “Acquisition” means the proposed acquisition by the Offeror of all of the issued and to be issued shares in the capital of the Offeree, whether pursuant to the Offer or the Scheme. The Acquisition shall be substantially on the terms set out in the Press Announcement and shall be also be subject to such additional terms and conditions as may be required to comply with the requirements of the Panel, the Court, the Companies (Jersey) Law 1991 (as amended), the Financial Conduct Authority or the London Stock Exchange plc.

3.	shareholdings

I undertake, represent and warrant to the Offeror that:

(a)	I am the registered holder (and to the extent that I am not the registered holder I will procure compliance by such registered holder(s) with the terms of this undertaking) and beneficial owner of the ordinary shares of one pence each in the capital of the Offeree (“incadea Shares”) specified in Part A of Schedule 1 and I hold these free of any encumbrances or third party rights of any kind whatsoever;

(b)	Part B of Schedule 1 contains complete and accurate details of all options, warrants, awards and other rights I have to subscribe for, purchase or otherwise acquire any securities of the Offeree (the “Options”);

(c)	other than as set out in Schedule 1, I do not have any interest (as defined in the City Code) in any securities of the Offeree or any rights to subscribe for, purchase or otherwise acquire any such securities; and

(d)	I have full power and authority to enter into this undertaking and to perform the obligations under it.

4.	dealings and undertakings

4.1	I undertake to the Offeror that before this undertaking lapses in accordance with paragraph 11, I shall not and shall procure that the registered holder of any incadea Shares specified in Part A of Schedule 1 shall not:

(a)	sell, transfer, charge, encumber, grant any option over or otherwise dispose of any interest in any incadea Shares, Options or any other securities of the Offeree issued or unconditionally allotted to, or otherwise acquired by me before then (“Further Shares”), other than by virtue of my acceptance of the Offer or pursuant to the Scheme (if relevant);

(b)	accept or procure the acceptance of any offer made, or vote in favour (in the case of a scheme of arrangement) in respect of any scheme of arrangement proposed, in respect of the incadea Shares, the Options (as relevant) or any Further Shares, which is proposed, announced or entered into by a third party which is not an associate (as defined in the City Code) of the Offeror or a person acting in concert (as defined in the City Code) with the Offeror;

(c)	(other than pursuant to the Acquisition) enter into any agreement or arrangement, incur any obligation or give any indication of intent;

(i)	to do any of the acts referred to in paragraphs (a) or (b) above;

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(ii)	in relation to, or operating by reference to, the incadea Shares, the Options (other than in relation to the exercise of Options with effect from the Offer becoming unconditional as to acceptances or, in the case of a scheme, the Court’s sanction and in either case only pursuant to proposals in respect of the Options approved by the Offeror), or any Further Shares; or

(iii)	which, in relation to the incadea Shares, the Options or any Further Shares, would or might restrict or impede me accepting the Offer or voting in favour of the Scheme (as applicable),

and for the avoidance of doubt, references in this paragraph (c) to any agreement, arrangement, obligation or indication of intent includes any agreement, arrangement, obligation or indication of intent whether or not legally binding or subject to any condition or which is to take effect if this undertaking ceases to be binding or following any other event.

4.2	I further undertake not to, until the earlier of:

(a)	this undertaking lapsing in accordance with paragraph 11 below; or

(b)	either the Offer becoming unconditional as to acceptances or the Scheme being sanctioned by the Jersey Court (the “Court”),

acquire any interests (as defined in the City Code) or otherwise deal or undertake any dealing (also as defined in the City Code) in any relevant securities (also as defined in the City Code) of the Offeree or the Offeror (including, for the avoidance of doubt, exercising any of the Options).

This paragraph 4 shall not restrict me from exercising any Options conditional on the Offer becoming unconditional to acceptances and/or the Scheme being sanctioned by the Court.

5.	undertakings

In consideration of the Offeror’s agreement to release the Press Announcement (as defined in paragraph 7) by the deadline set out in, and in accordance with, paragraph 11(a), I undertake that:

(a)	I shall accept, or procure the acceptance of the Offer, in accordance with the procedure for acceptance set out in the Offer Document (as defined in paragraph 7.2) in respect of the incadea Shares, the Options (as applicable) and the Further Shares, not later than seven days after the Offeror issues the Offer Document (as defined in paragraph 7.2);

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(b)	if the offeror elects to implement the Acquisition by way of a Scheme, I shall exercise or procure the exercise of all voting rights attaching to any incadea Shares and Further Shares to vote in favour of all resolutions to approve the Scheme, and any related matters, proposed at any general or class meeting(s) (the “General Meeting”) or, to vote in favour of all resolutions to approve the Scheme, and any related matters, proposed at any Court convened meeting (the “Court Meeting”) of the Offeree or at any adjournment of any such meeting;

(c)	I shall accept or procure the acceptance of in respect of any Options any proposal made by the Offeror to holders of options over incadea Shares in compliance with Rule 15 of the City Code in respect of all Options held by me not later than seven business days (as defined in the City Code) after the Offeror issues such proposals to the holders of options;

(d)	if the offeror elects to implement the Acquisition by way of a Scheme, to the extent applicable, I shall execute or procure the execution of any forms of proxy in respect of the incadea Shares and any Further Shares required by the Offeror appointing any person nominated by the Offeror to attend and vote at any General Meeting to approve the Scheme or if applicable, any General Meeting or Court Meeting in respect of the resolutions to approve any Scheme, and any related matters, and shall ensure that any such executed forms of proxy are received by the Offeree’s registrars not later than five days prior to the date and time specified in either the Offer Document (as defined in paragraph 7.2) or the formal document setting out the terms and conditions of such Scheme (the “Scheme Document”) for the return of such forms of proxy; and

(e)	I shall not revoke the terms of any proxy submitted in accordance with paragraph 5(d) above either in writing or by attendance at any General Meeting or Court Meeting or otherwise.

6.	voting rights

6.1	From the time the Offeror issues the Press Announcement (as defined in paragraph 7) in accordance with paragraph 10 to the time this undertaking lapses in accordance with paragraph 11:

(a)	I shall exercise or procure the exercise of the voting rights attached to the incadea Shares and any Further Shares on a Relevant Resolution (as defined in paragraph 6.2) in favour of any resolutions to approve, or which are necessary to implement, the Acquisition, and any related matters and against any resolution which would or might reasonably be expected to impede or frustrate the Acquisition in any way;

(b)	I shall give directions to any trustee or nominee acting on my behalf in respect of the Options to vote on a Relevant Resolution in favour of any resolutions to approve, or which are necessary to implement, the Acquisition, and any related matters and against any resolution which would or might reasonably be expected to impede or frustrate the Acquisition in any way; and

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(c)	for the purpose of voting on a Relevant Resolution, I shall execute or procure the execution of any form of proxy required by the Offeror (completed and signed and validly appointing any person nominated by the Offeror to attend and vote on a Relevant Resolution in favour of any resolutions to approve, or which are necessary to implement, the Acquisition, and any related matters and against any resolution which would or might reasonably be expected to impede or frustrate the Acquisition in any way) in accordance with the instructions printed on those forms as soon as practicable and I shall not revoke, amend or withdraw any form(s) of proxy submitted in accordance with this paragraph 6.1(c).

A “Relevant Resolution” means:

(a)	a resolution (whether or not amended) proposed at a general or class meeting of the Offeree, or at an adjourned meeting, the passing of which is necessary to implement the Acquisition or which, if passed, might result in any condition of the Acquisition not being fulfilled or which might impede or frustrate the Acquisition in any way (including, for the avoidance of doubt, any resolution to approve any scheme of arrangement in relation to the Offeree which is proposed in competition with the Acquisition);

(b)	a resolution to adjourn a general or class meeting of the Offeree whose business includes the consideration of a resolution falling within paragraph (a) above; and

(c)	a resolution to amend a resolution falling within paragraphs (a) or (b) above.

7.	documentation

7.1	I consent to:

(a)	this undertaking being disclosed to the Panel;

(b)	the inclusion of references to me and particulars of this undertaking and my holdings of relevant securities of the Offeree being included in the press announcement relating to the Acquisition (the “Press Announcement”), a draft of which is annexed to this undertaking, and any Offer Document (as defined in paragraph 7.2) or Scheme Document, and any other announcement made, or document issued by or on behalf of the Offeror or the Offeree in connection with the Acquisition; and

(c)	this undertaking being available for inspection as required by Rule 26 of the City Code or the AIM Rules.

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8.	secrecy

Subject to and save to the extent required by the City Code or by applicable law or by the regulations of any stock exchange or regulatory authority to which I or the Offeree are subject, I shall keep secret the possibility, terms and conditions of the Acquisition and the existence and terms of this undertaking until the Press Announcement is released. Such obligations shall survive any termination or lapse of this undertaking.

9.	time of the essence

Any time, date or period mentioned in this undertaking may be extended by mutual agreement but as regards any time, date or period originally fixed or as extended, time shall be of the essence.

10.	release of the press announcement and making an offer

The Offeror agrees that it will make the Acquisition pursuant to the Offer or the Scheme (subject to its terms and conditions) provided that in either case the Press Announcement is released substantially in the form attached (or in such other form as may be agreed between the Offeror and the Offeree or as may be required to comply with the requirements of the Panel, the Court, the Companies (Jersey) Law 1991 (as amended), the Financial Conduct Authority or the London Stock Exchange plc) by not later than 5pm on 19 December 2014 (or such later time and date as the Offeror and the Offeree may agree in writing). The release of the Press Announcement is at the Offeror’s absolute discretion.

If, after the Offeror releases the Press Announcement, the Panel consents to the Offeror not making or proceeding with the Acquisition or the Acquisition otherwise lapses or is withdrawn, the Offeror shall not be obliged to make or proceed with it.

11.	lapse of undertaking

This undertaking shall lapse if:

(a)	the terms of the Acquisition (as set out in the Press Announcement) provide that the consideration per incadea Share is less than 190 pence;

(b)	the terms of the Press Announcement are in all material respects the same as the terms and conditions set out in the draft Press Announcement annexed hereto;

(c)	the Press Announcement is not released by 5.00pm on 31 December 2014 (or such later time as the Offeree, Offeror and Panel may agree);

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(d)	the Offer Document is not published within 28 days of the date of issue of the Press Announcement (or such later date as the Offeror and the Offeree may, with the consent of the Panel, agree);

(e)	the Offeror announces, with the consent of the Panel, that it does not intend to make or proceed with the Acquisition and no new, revised or replacement Offer or Scheme on substantially the same or better terms (including as to price) is announced in accordance with Rule 2.7 of the City Code at the same time;

(f)	the Offer or Scheme lapses or is withdrawn (and, for the avoidance of doubt, no new, revised or replacement Scheme or Offer on substantially the same or better terms (including as to price) has been announced, in accordance with Rule 2.7 of the City Code, in its place or is announced, in accordance with Rule 2.7 of the City Code, at the same time); or

(g)	the Offer does not otherwise close or, in the case of a Scheme become effective by 5pm on the date 5 months after the date of publication of the Offer Document.

12.	specific performance

I agree that, if I fail to comply with any of the undertakings in paragraph 5 or breach any of my other obligations under this undertaking, damages would not be an adequate remedy and accordingly the Offeror shall be entitled to the remedies of specific performance, injunction or other equitable relief.

13.	governing law

This undertaking and any non-contractual undertakings arising out of or in connection with this undertaking shall be governed by and construed in accordance with English law and I submit to the exclusive jurisdiction of the English courts for all purposes in connection with this undertaking.

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IN WITNESS WHEREOF this undertaking has been signed and executed as a deed by me and it is intended to be and is hereby delivered by me as a deed.

EXECUTED as a DEED by		)

[DIRECTOR]	)
Signature

In the presence of:

Witness

Witness name:

Witness address:

Witness occupation:

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Schedule 1

Part A

Registered holdings of director’s incadea Shares and beneficial holdings of director’s incadea Shares

Registered holder*	Number of Irene Shares	Beneficial holder*

Part B

Director’s rights to acquire incadea Shares

Number of Options	Date of grant	Exercise period	Exercise Price
-

* Where more than one, indicate number of shares attributable to each

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Annex 1

PRESS ANNOUNCEMENT

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